UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

HARLEY-DAVIDSON, INC.
(Name of Registrant as Specified In Its Charter)

H PARTNERS MANAGEMENT, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

H Partners Management, LLC, together with the other participant in its solicitation (collectively, “H Partners”), has filed a definitive proxy statement and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to be used to solicit WITHHOLD votes on the election of certain directors of Harley-Davidson, Inc., a Wisconsin corporation (the “Company”), at the Company’s 2025 annual meeting of shareholders (the “Annual Meeting”).

Item 1: On April 28, 2025, H Partners issued the following press release and open letter to shareholders. A copy of the letter to shareholders is attached hereto as Exhibit 1 and incorporated herein by reference.

H Partners Files Definitive Proxy and Sends Letter to Harley-Davidson Shareholders Highlighting Urgent Need to Hold Entrenched Directors Accountable

Details Track Record of Poor Performance, Weak Execution, and Flawed Governance Under CEO & Chairman Jochen Zeitz, Presiding Director Thomas Linebarger, and Long-Tenured Director Sara Levinson

Highlights Urgent Need to Reconstitute the Board to Unlock Value for Shareholders and Return the Company to Greatness for the Benefit of All Valued Stakeholders, Including Riders and Dealers

Urges Shareholders to Vote WITHHOLD on the BLUE Proxy Card to Unseat the Three Entrenched

Directors and Put the Company on the Path to Long-Term Success

Visit www.FreeTheEagle.com for Further Information on H Partners’ Campaign and How to Vote on the BLUE Proxy Card

NEW YORK--(BUSINESS WIRE)--H Partners Management, LLC (“H Partners” or “we”), one of the largest shareholders of Harley-Davidson, Inc. (NYSE: HOG) (“Harley-Davidson” or the “Company”), which beneficially owns approximately 9.1% of the outstanding shares of the Company, today announced that it has filed a definitive proxy statement with the U.S. Securities and Exchange Commission in connection with its campaign to urge shareholders to vote “WITHHOLD” on the election of three long-tenured incumbent directors – CEO and Chairman Jochen Zeitz, Presiding Director Thomas Linebarger, and 29-year director Sara Levinson – at the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled for May 14, 2025.

Additionally, H Partners sent a letter to Harley-Davidson shareholders detailing the urgent need for leadership change at the Company based on its concerns in three key areas that it believes have led to the destruction of substantial shareholder value under the oversight of Mr. Zeitz, Mr. Linebarger, and Ms. Levinson:

1.	Poor Performance: Over every relevant timeframe since Mr. Zeitz was appointed CEO five years ago, Harley-Davidson’s Total Shareholder Returns (“TSR”) have substantially underperformed relevant benchmarks. In addition, both Mr. Linebarger and Ms. Levinson have an alarming record of dramatic TSR underperformance throughout their 17 and 29 years on the Board, respectively.

2.	Weak Execution: H Partners believes that weak execution is to blame for the failure of Mr. Zeitz’s Hardwire Strategic Plan, which has failed to deliver profitable growth or shareholder value, as evidenced by the decline in Operating Income and TSR underperformance.

3.	Flawed Corporate Governance: H Partners also believes that Harley-Davidson shareholders should be troubled by the Company’s numerous shareholder-unfriendly corporate governance practices and the long-tenured directors’ failure to provide effective oversight, which has enabled Mr. Zeitz to evade accountability while continuing to destroy shareholder value.

In the letter, H Partners urges shareholders to help fix Harley-Davidson by sending a clear message to the Board that they are dissatisfied with the status quo and that a meaningful reconstitution of the Board – including the removal of the three entrenched and long-tenured directors – is required to unlock significant value for shareholders and to help return this iconic Company to greatness for the benefit of all stakeholders.

A copy of the letter sent to shareholders is available to download here. To learn more about H Partners’ campaign and how to vote “WITHHOLD” on the election of Mr. Zeitz, Mr. Linebarger, and Ms. Levinson on the BLUE proxy card, visit www.FreeTheEagle.com.

IMPORTANT INFORMATION FOR SHAREHOLDERS

Harley-Davidson shareholders who have not yet received our proxy material and want to support H Partners’ campaign today may vote “WITHHOLD” on the Company’s WHITE proxy card or voting instruction form. If shareholders have already voted using the Company's WHITE Proxy Card or voting instruction form or had their vote taken over a recorded line on the telephone, a later-dated vote on either the Company’s WHITE voting forms or our BLUE proxy card or voting instruction form will revoke your previously cast vote. Only your latest dated vote counts.

Additional Information

H Partners, together with the other participants in its proxy solicitation (collectively, “the Participants”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the Annual Meeting. Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the Participants. These materials and other materials filed by H Partners with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by H Partners with the SEC are also available, without charge, by directing a request to the Participants’ proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

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About H Partners Management

H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

Contacts

For Shareholders:

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners LLC

Greg Marose / Kate Sylvester, 646-386-0091

HPartners@longacresquare.com

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Item 2: Also on April 28, 2025, H Partners posted the following materials to www.FreeTheEagle.com:

Item 3: Also on April 28, 2025, H Partners sent the following email to subscribers of www.FreeTheEagle.com: